As filed with the Securities and Exchange Commission on September 27, 2024

1933 Act File No. 333-184477

1940 Act File No. 811-22761

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒

Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 94	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 96	☒

(Check appropriate box or boxes)

STONE RIDGE TRUST

(Exact Name of Registrant as Specified in Charter)

One Vanderbilt Avenue, 65th Floor

New York, New York 10017

(Address of Principal Executive Offices)

855-609-3680

(Registrant’s Telephone Number, including Area Code)

Stone Ridge Trust

One Vanderbilt Avenue, 65th Floor

New York, New York 10017

(Name and Address of Agent for Service)

Copies of Communication To:

Elizabeth J. Reza Ropes & Gray LLP 800 Boylston Street Boston, Massachusetts 02199	Gregory C. Davis Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement on Form N-1A (the Registration Statement).

2. This explanatory note.

3. Part C to the Registration Statement (including signature page).

4. Exhibit (d)(18) to Item 28 to Part C of the Registration Statement.

This Post-Effective Amendment No. 94 to the Registration Statement of Stone Ridge Trust on Form N-1A (File No. 333-184477) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing the corrected investment management agreement as exhibit (d)(18) to Item 28 to Part C of the Registration Statement.

Parts A and B of the Registration Statement are incorporated by reference herein.

PART C: OTHER INFORMATION

Item 28.	Exhibits

(a)	(1)

Amended and Restated Certificate of Trust of Stone Ridge Trust (the “Registrant”), dated as of October 23, 2015, incorporated by reference to Exhibit (1)(d) filed with the Registrant’s Registration Statement on Form N-14, as filed with the Securities and Exchange Commission (“SEC”) via EDGAR on September 27, 2016.

(2)

Fourth Amended and Restated Agreement and Declaration of Trust of the Registrant, dated as of July 25, 2023, incorporated by reference to Exhibit (a)(2) filed with the Registrant’s Post-Effective Amendment No. 86 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 9, 2023.

(3)

Fifth Amended and Restated Agreement and Declaration of Trust of the Registrant, dated as of July 17, 2024, incorporated by reference to Exhibit (a)(3) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(b)	(1)

Bylaws of the Registrant, incorporated by reference to Exhibit (b) filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 10, 2012.

(2)

Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit (b)(2) filed with the Registrant’s Post-Effective Amendment No. 69 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 2, 2020.

(c)	Not applicable.

(d)	(1)

Investment Management Agreement between Stone Ridge Asset Management LLC (“Stone Ridge”) and the Registrant, on behalf of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 11, 2013, incorporated by reference to Exhibit (d)(1) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(2)

First Amended and Restated Investment Management Agreement between Stone Ridge and the Registrant on behalf of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 31, 2013, incorporated by reference to Exhibit (d)(2) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(3)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of each of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)) and Stone Ridge U.S. Small Cap Variance Risk Premium Fund, dated as of April 4, 2013, incorporated by reference to Exhibit (d)(2) filed with the Registrant’s Post-Effective Amendment No. 4 to its initial Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(4)

First Amended and Restated Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), dated October 28, 2019, incorporated by reference to Exhibit (d)(4) filed with the Registrant’s Post-Effective Amendment No. 83 to its initial Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

Item 28.	Exhibits

(5)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge U.S. Variance Risk Premium Master Fund (formerly known as Stone Ridge U.S. Master Variance Risk Premium Fund), dated as of April 4, 2013, incorporated by reference to Exhibit (d)(3) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(6)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge International Developed Markets Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk Premium Fund, dated as of January 23, 2014, incorporated by reference to Exhibit (d)(4) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(7)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge International Variance Risk Premium Master Fund (formerly known as Stone Ridge International Master Variance Risk Premium Fund), dated as of September 19, 2013, incorporated by reference to Exhibit (d)(5) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(8)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (d)(6) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(9)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated as of January 24, 2017, incorporated by reference to Exhibit (d)(7) filed with the Registrant’s Post-Effective Amendment No. 35 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2017.

(10)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Diversified Alternatives Fund, dated as of January 29, 2020, incorporated by reference to Exhibit (d)(8) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(11)

Investment Management Agreement between Stone Ridge and Stone Ridge Diversified Alternatives Sub Fund Ltd, dated as of January 29, 2020, incorporated by reference to Exhibit (d)(9) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(12)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge All Asset Variance Risk Premium Fund, dated as of August 12, 2020, incorporated by reference to Exhibit (6)(j) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on August 13, 2020.

(13)

Investment Management Agreement between Stone Ridge and Stone Ridge All Asset Variance Risk Premium Sub Fund Ltd, dated as of August 12, 2020, incorporated by reference to Exhibit (6)(k) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on August 13, 2020.

(14)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Bitcoin Strategy Fund, dated as of July 19, 2021, incorporated by reference to Exhibit (d)(12) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

Item 28.	Exhibits

(15)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Bitcoin Strategy Sub Fund Ltd, dated as of July 19, 2021, incorporated by reference to Exhibit (d)(13) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(16)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the Stone Ridge LifeX Income Open-End Funds, incorporated by reference to Exhibit (d)(14) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(17)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the Stone Ridge LifeX Inflation-Protected Income Open-End Funds, incorporated by reference to Exhibit (d)(15) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(18)

Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated as of July 17, 2024, filed herewith.

(19)

Amended & Restated Schedule A to the Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated [ ], 2024, adding Stone Ridge Durable Income ETF, to be filed by amendment.

(e)	(1)

Distribution Agreement between the Registrant and ALPS Distributors, Inc. (“ALPS”), dated as of April 16, 2018, incorporated by reference to Exhibit (e) filed with the Registrant’s Post-Effective Amendment No. 48 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 30, 2019.

(2)

Amendment No.  1 to the Distribution Agreement between the Registrant and ALPS, dated as of October 28, 2019, incorporated by reference to Exhibit (e)(2) filed with the Registrant’s Post-Effective Amendment No. 57 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 20, 2019.

(3)

Amendment No.  2 to the Distribution Agreement between the Registrant and ALPS, dated as of January 29, 2020, incorporated by reference to Exhibit (e)(3) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(4)

Amendment No.  3 to the Distribution Agreement between the Registrant and ALPS, dated as of August 21, 2020, incorporated by reference to Exhibit (e)(4) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(5)

Amendment No.  4 to the Distribution Agreement between the Registrant and ALPS, dated as of October 1, 2020, incorporated by reference to Exhibit (e)(5) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(6)

Amendment No.  5 to the Distribution Agreement between the Registrant and ALPS, dated as of July 19, 2021, incorporated by reference to Exhibit (e)(6) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(7)

Amendment No.  6 to the Distribution Agreement between the Registrant and ALPS, dated as of October 21, 2022, incorporated by reference to Exhibit (e)(7) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

Item 28.	Exhibits

(8)

Amendment No.  7 to the Distribution Agreement between the Registrant and ALPS, dated as of July 25, 2023, incorporated by reference to Exhibit (e)(6) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(9)

Amendment No.  8 to the Distribution Agreement between the Registrant and ALPS, dated as of October 23, 2023, incorporated by reference to Exhibit (e)(7) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(10)

Distribution Agreement between the Registrant, on behalf of the Stone Ridge LifeX Income Funds and the Stone Ridge LifeX Inflation-Protected Income Funds, and Foreside Global Services, LLC, dated as of December 2, 2023, incorporated by reference to Exhibit (e)(10) filed with the Registrant’s Post-Effective Amendment No. 91 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 20, 2024.

(11)

Amendment No.  1 to the Distribution Agreement between the Registrant and Foreside Global Services, LLC, dated as of September  5, 2024, incorporated by reference to Exhibit (e)(11) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form  N-1A, as filed with the SEC via EDGAR on September 25, 2024.

(12)

Distribution Agreement between the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, and Foreside Financial Services, LLC, dated as of July 17, 2024, incorporated by reference to Exhibit (e)(11) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(13)

Amended & Restated Exhibit A to the Distribution Agreement between Foreside Financial Services, LLC and the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and the Stone Ridge Inflation-Protected Longevity Income ETFs, dated [ ], 2024, adding Stone Ridge Durable Income ETF, to be filed by amendment.

(f)	Not applicable.

(g)	(1)

Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of September 24, 2020, incorporated by reference to Exhibit (g)(1) filed with the Registrant’s Post-Effective Amendment No. 68 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on November 23, 2020.

(2)

First Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of October 5, 2020, incorporated by reference to Exhibit (g)(2) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(3)

Second Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of July 19, 2021, incorporated by reference to Exhibit (g)(3) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(4)

Third Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of February 4, 2022, incorporated by reference to Exhibit (g)(4) filed with the Registrant’s Post-Effective Amendment No. 82 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2022.

(5)

Fourth Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of October 21, 2022, incorporated by reference to Exhibit (g)(5) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

Item 28.	Exhibits

(6)

Custody Agreement between the Registrant, on behalf of the Stone Ridge LifeX Income Funds and the Stone Ridge LifeX Inflation-Protected Income Funds, and U.S. Bank National Association, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (g)(6) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

(7)

Custody Agreement between the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, and U.S. Bank National Association, dated September 6, 2024, incorporated by reference to Exhibit (g)(7) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

(8)

Amended & Restated Exhibit A to the Custody Agreement between U.S. Bank National Association and the Registrant, on behalf of Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated [ ], 2024, adding Stone Ridge Durable Income ETF, to be filed by amendment.

(9)

Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated as of April 10, 2018, incorporated by reference to Exhibit (g)(2) filed with the Registrant’s Post-Effective Amendment No. 46 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 28, 2018.

(h)	(1)

Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 30, 2017, incorporated by reference to Exhibit (h)(1) filed with the Registrant’s Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 20, 2017.

(2)

Addendum to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of September 21, 2018, incorporated by reference to Exhibit (h)(2) filed with the Registrant’s Post-Effective Amendment No. 46 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 28, 2018.

(3)

First Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(3) filed with the Registrant’s Post-Effective Amendment No. 49 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(4)

Second Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of February 25, 2020, incorporated by reference to Exhibit (h)(4) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(5)

Third Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 5, 2020, incorporated by reference to Exhibit (h)(5) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(6)

Fourth Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of July 19, 2021, incorporated by reference to Exhibit (h)(6) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

Item 28.	Exhibits

(7)

Fifth Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 21, 2022, incorporated by reference to Exhibit (h)(7) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(8)

Addendum to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of February 7, 2023, incorporated by reference to Exhibit (h)(8) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(9)

Fund Administration Servicing Agreement between the Registrant, on behalf of Stone Ridge LifeX Income Funds and the Stone Ridge LifeX Inflation-Protected Income Funds, and U.S. Bancorp Fund Services, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

(10)

Fund Administration Servicing Agreement between the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, and U.S. Bancorp Fund Services, LLC, dated September 6, 2024, incorporated by reference to Exhibit (h)(10) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

(11)

Amended & Restated Exhibit A to the Fund Administration Servicing Agreement between U.S. Bancorp Fund Services, LLC and the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated [ ], 2024, adding Stone Ridge Durable Income ETF, to be filed by amendment.

(12)

Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 30, 2017, incorporated by reference to Exhibit (h)(2) filed with the Registrant’s Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 20, 2017.

(13)

First Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of February 25, 2020, incorporated by reference to Exhibit (h)(6) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(14)

Second Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 5, 2020, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(15)

Third Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of July 19, 2021, incorporated by reference to Exhibit (h)(10) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

Item 28.	Exhibits

(16)

Fourth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 21, 2022, incorporated by reference to Exhibit (h)(13) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(17)

Transfer Agent Servicing Agreement between the Registrant, on behalf of each of Stone Ridge LifeX Income Funds and the Stone Ridge LifeX Inflation-Protected Income Funds, and U.S. Bancorp Fund Services, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (h)(15) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

(18)

Transfer Agent Servicing Agreement between the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, and U.S. Bancorp Fund Services, LLC, dated September 6, 2024, incorporated by reference to Exhibit (h)(18) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

(19)

Amended & Restated Exhibit A to the Transfer Agent Servicing Agreement between U.S. Bancorp Fund Services, LLC, and the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated [ ], 2024, adding Stone Ridge Durable Income ETF, to be filed by amendment.

(20)

Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 30, 2017, incorporated by reference to Exhibit (h)(3) filed with the Registrant’s Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 20, 2017.

(21)

First Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(6) filed with the Registrant’s Post-Effective Amendment No. 49 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(22)

Second Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of February 25, 2020, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(23)

Third Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 5, 2020, incorporated by reference to Exhibit (h)(14) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(24)

Fourth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of July 19, 2021, incorporated by reference to Exhibit (h)(15) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

Item 28.	Exhibits

(25)

Fifth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 21, 2022, incorporated by reference to Exhibit (h)(19) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(26)

Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (h)(22) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

(27)

Fund Accounting Servicing Agreement between the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, and U.S. Bancorp Fund Services, LLC, dated September 6, 2024, incorporated by reference to Exhibit (h)(27) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

(28)

Amended & Restated Exhibit A to the Fund Accounting Servicing Agreement between U.S. Bancorp Fund Services, LLC and the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated [ ], 2024, adding Stone Ridge Durable Income ETF, to be filed by amendment.

(29)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 19, 2024, incorporated by reference to Exhibit (h)(23) filed with the Registrant’s Post-Effective Amendment No. 89 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2024.

(30)

Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), dated as of January 25, 2023, incorporated by reference to Exhibit (h)(21) filed with the Registrant’s Post-Effective Amendment No. 85 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2023.

(31)

Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge International Developed Markets Variance Risk Premium Fund, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(32)

Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Global Equity Variance Risk Premium Master Fund, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(10) filed with the Registrant’s Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(33)

Amended and Restated Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of each of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated as of July 30, 2020, incorporated by reference to Exhibit (h)(14) filed with the Registrant’s Post-Effective Amendment No. 66 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2020.

(34)

Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Diversified Alternatives Fund, dated as of January 19, 2024, incorporated by reference to Exhibit (h)(28) filed with the Registrant’s Post-Effective Amendment No. 90 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2024.

Item 28.	Exhibits

(35)

Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge All Asset Variance Risk Premium Fund, dated as of December 2, 2020, incorporated by reference to Exhibit (h)(16) filed with the Registrant’s Post-Effective Amendment No. 69 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 2, 2020.

(36)

Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Bitcoin Strategy Fund, dated as of January 20, 2022, incorporated by reference to Exhibit (e)(23) filed with the Registrant’s Post-Effective Amendment No. 79 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 23, 2022.

(37)

Agreement and Plan of Reorganization between the Registrant, on behalf of Stone Ridge All Asset Variance Risk Premium Fund, and Stone Ridge Trust III, on behalf of its series Stone Ridge All Asset Variance Risk Premium Fund, dated as of December 2, 2020, incorporated by reference to Exhibit (h)(17) filed with the Registrant’s Post-Effective Amendment No. 69 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 2, 2020.

(38)

Form of Fund of Funds Investment Agreement, incorporated by reference to Exhibit (h)(32) filed with the Registrant’s Post-Effective Amendment No. 90 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2024.

(39)

Agreement and Plan of Reorganization between the Registrant, on behalf of the Stone Ridge LifeX Income Open-End Funds and Stone Ridge LifeX Inflation-Protected Income Open-End Funds, the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, and Stone Ridge, dated as of July 17, 2024, incorporated by reference to Exhibit (h)(36) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(40)

Agreement and Plan of Reorganization between the Registrant, on behalf of Stone Ridge Longevity Income Fund (formerly, LifeX Income Fund 1963M), the Registrant, on behalf of Stone Ridge Durable Income ETF, and Stone Ridge, dated as of [ ], 2024, to be filed by amendment.

(41)

Form of Authorized Participant Agreement, incorporated by reference to Exhibit (h)(37) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(i)	(1)

Opinion and consent of counsel of K&L Gates, LLP for the Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)) and Stone Ridge U.S. Small Cap Variance Risk Premium Fund, dated April 4, 2013, incorporated by reference to Exhibit (i) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 4, 2013.

(2)

Opinion and consent of counsel of K&L Gates, LLP for the Stone Ridge U.S. Variance Risk Premium Master Fund, dated April 23, 2013, incorporated by reference to Exhibit (i) filed with the Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 23, 2013.

(3)

Opinion and consent of counsel of K&L Gates, LLP for the Stone Ridge Reinsurance Risk Premium Fund and the Stone Ridge High Yield Reinsurance Risk Premium Fund, dated January 15, 2013, incorporated by reference to Exhibit (i) filed with the Registrant’s Pre-Effective Amendment No. 2 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 15, 2013.

Item 28.	Exhibits

(4)

Opinion and consent of counsel of K&L Gates, LLP for the Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, dated January 21, 2014, incorporated by reference to Exhibit (i)(4) filed with the Registrant’s Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 21, 2014.

(5)

Opinion and consent of counsel of Ropes & Gray LLP for the Stone Ridge Global Equity Variance Risk Premium Master Fund, dated June 23, 2014, incorporated by reference to Exhibit (i)(5) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(6)

Opinion and consent of counsel of Smith, Katzenstein & Jenkins, LLP for Class M shares for Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated February 28, 2017, incorporated by reference to Exhibit (i)(6) filed with the Registrant’s Post-Effective Amendment No. 33 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2017.

(7)

Opinion and consent of counsel of Smith, Katzenstein & Jenkins, LLP for Class Y shares for Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated March 28, 2019, incorporated by reference to Exhibit (i)(7) filed with the Registrant’s Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on March 28, 2019.

(8)

Opinion and consent of counsel of Smith, Katzenstein & Jenkins, LLP for the Stone Ridge Diversified Alternatives Fund, dated June 2, 2020, incorporated by reference to Exhibit (i)(8) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(9)

Opinion and consent of counsel of Smith, Katzenstein & Jenkins, LLP for the Stone Ridge All Asset Variance Risk Premium Fund, dated December 2, 2020, incorporated by reference to Exhibit (i)(9) filed with the Registrant’s Post-Effective Amendment No. 69 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 2, 2020.

(10)

Opinion and consent of counsel of Smith, Katzenstein & Jenkins, LLP for the Stone Ridge Bitcoin Strategy Fund, incorporated by reference to Exhibit (i)(10) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(11)

Opinion and consent of counsel of Smith, Katzenstein & Jenkins, LLP for the Stone Ridge LifeX Income Open-End Funds, incorporated by reference to Exhibit (i)(11) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(12)

Opinion and consent of counsel of Smith, Katzenstein & Jenkins, LLP for the Stone Ridge LifeX Inflation-Protected Income Open-End Funds, incorporated by reference to Exhibit (i)(12) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(13)

Opinion and consent of counsel of Berger McDermott LLP for the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, incorporated by reference to Exhibit (i)(13) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

Item 28.	Exhibits

	(14)	Opinion and consent of counsel of Berger McDermott LLP for Stone Ridge Durable Income ETF, to be filed by amendment.

(j)	Not applicable.

(k)	Not applicable.

(l)

Subscription Agreement for Seed Capital between the Registrant, on behalf of its series, and Stone Ridge, incorporated by reference to Exhibit (l) filed with Registrant’s Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 16, 2013.

(m)	(1)

First Amended and Restated Class I Rule 12b-1 Plan of each of Stone Ridge Reinsurance Risk Premium Fund  and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (m)(1) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on  Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(2)

Class I Rule 12b-1 Plan of each of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), Stone Ridge U.S. Small Cap Variance Risk Premium Fund and Stone Ridge U.S. Variance Risk Premium Master Fund, dated as of April 4, 2013, incorporated by reference to Exhibit (m)(2) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(3)

Second Amended and Restated Class M Rule 12b-1 Plan of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of April  4, 2013, incorporated by reference to Exhibit (m)(3) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as  filed with the SEC via EDGAR on April 5, 2013.

(4)

Class M Rule 12b-1 Plan of each of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), Stone Ridge U.S. Small Cap Variance Risk Premium Fund and Stone Ridge U.S. Variance Risk Premium Master Fund, dated as of April 4, 2013, incorporated by reference to Exhibit (m)(4) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(5)

Class I Rule 12b-1 Plan of each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, dated as of September 19, 2013, incorporated by reference to Exhibit (m)(5) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(6)

Class M Rule 12b-1 Plan of each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, dated as of September 19, 2013, incorporated by reference to Exhibit (m)(6) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(7)

Class I Rule 12b-1 Plan of Stone Ridge Global Equity Variance Risk Premium Master Fund, dated as of June 17, 2014, incorporated by reference to Exhibit (m)(7) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(8)

Class M Rule 12b-1 Plan of Stone Ridge Global Equity Variance Risk Premium Master Fund, dated as of June 17, 2014, incorporated by reference to Exhibit (m)(8) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

Item 28.	Exhibits

(9)

First Amended and Restated Class M Rule 12b-1 Plan  of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated as of April  1, 2019, incorporated by reference to Exhibit (m)(9) filed with the Registrant’s Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A, as  filed with the SEC via EDGAR on September 26, 2019.

(10)

Class M Rule 12b-1 Plan of Stone Ridge Diversified Alternatives Fund, dated January  29, 2020, incorporated by reference to Exhibit (m)(10) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as  filed with the SEC via EDGAR on June 2, 2020.

(11)

Class M Rule 12b-1 Plan of Stone Ridge Bitcoin Strategy Fund, dated July  19, 2021, incorporated by reference to Exhibit (m)(11) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as  filed with the SEC via EDGAR on July 23, 2021.

(12)

Rule 12b-1 Plan of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated as of July  17, 2024, incorporated by reference to Exhibit (m)(12) filed with the Registrant’s Post-Effective Amendment No.  92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(13)

Amended & Restated Schedule A to the Rule 12b-1 Plan of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated [ ], 2024, adding Stone Ridge Durable Income ETF, to be filed by amendment.

(n)	(1)

Third Amended and Restated Multi-Class Plan Pursuant to Rule 18f-3 of Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 29, 2020, incorporated by reference to Exhibit (n)(1) filed with the Registrant’s Post-Effective Amendment No. 58 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2020.

(2)

Third Amended and Restated Multi-Class Plan Pursuant to Rule 18f-3 of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), dated as of January 29, 2020, incorporated by reference to Exhibit (n)(2) filed with the Registrant’s Post-Effective Amendment No. 59 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2020.

(3)

First Amended and Restated Multi-Class Plan Pursuant to Rule 18f-3 of Stone Ridge International Developed Markets Variance Risk Premium Fund, dated as of January 30, 2019, incorporated by reference to Exhibit (n)(3) filed with the Registrant’s Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(4)

First Amended and Restated Multi-Class Plan Pursuant to Rule 18f-3 of Stone Ridge Global Equity Variance Risk Premium Master Fund, dated as of January 30, 2019, incorporated by reference to Exhibit (n)(4) filed with the Registrant’s Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(5)

Multi-Class Plan Pursuant to Rule 18f-3 of  each of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated as of April  1, 2019, incorporated by reference to Exhibit (n)(5) filed with the Registrant’s Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A, as  filed with the SEC via EDGAR on March 28, 2019.

(6)

First Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 of Stone Ridge Diversified Alternatives Fund, dated October 27, 2020, incorporated by reference to Exhibit (n)(6) filed with the Registrant’s Post-Effective Amendment No. 68 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on November 23, 2020.

Item 28.	Exhibits

(7)

Multi-Class Plan Pursuant to Rule 18f-3 of Stone Ridge Bitcoin Strategy Fund, dated as of July 19, 2021, incorporated by reference to Exhibit (n)(7) filed with the Registrant’s Post-Effective Amendment No.  77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(o)	Reserved.

(p)	(1)

Code of Ethics of Stone Ridge and the Registrant, incorporated by reference to Exhibit (p) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

(q)	(1)

Power of Attorney of Stone Ridge Trust, incorporated by reference to Exhibit (q) filed with the Registrant’s Post-Effective Amendment No. 46 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 28, 2018.

Item 29.	Persons Controlled by or under Common Control with Registrant

None.

Item 30.	Indemnification

The Registrant’s Fifth Amended and Restated Agreement and Declaration of Trust, incorporated herein by reference, contains provisions limiting the liability, and providing for indemnification, of the Trustees, officers, employees and other “Covered Persons” (including their respective heirs, assigns, successors or other legal representatives) to the fullest extent permitted by law, including advancement of payments of all expenses incurred in connection with the preparation and presentation of any defense (subject to repayment obligations in certain circumstances).

The Registrant’s Distribution Agreement, incorporated herein by reference, contains provisions limiting the liability, and providing for indemnification, of the Trustees and officers under certain circumstances.

Further, the Stone Ridge Reinsurance Risk Premium Fund’s and Stone Ridge High Yield Reinsurance Risk Premium Fund’s First Amended and Restated Investment Management Agreement, the Stone Ridge U.S. Hedged Equity Fund’s (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)) and Stone Ridge U.S. Small Cap Variance Risk Premium Fund’s Investment Management Agreement, the Stone Ridge U.S. Variance Risk Premium Master Fund’s Investment Management Agreement, the Stone Ridge International Developed Markets Variance Risk Premium Fund’s and Stone Ridge Emerging Markets Variance Risk Premium Fund’s Investment Management Agreement, the Stone Ridge International Variance Risk Premium Master Fund’s Investment Management Agreement, the Stone Ridge Global Equity Variance Risk Premium Master Fund’s Investment Management Agreement, the Elements U.S. Portfolio’s, Elements U.S. Small Cap Portfolio’s, Elements International Portfolio’s, Elements International Small Cap Portfolio’s and Elements Emerging Markets Portfolio’s Investment Management Agreement, the Stone Ridge Diversified Alternatives Fund’s Investment Management Agreement, the Stone Ridge Diversified Alternatives Sub Fund Ltd’s Investment Management Agreement, the Stone Ridge All Asset Variance Risk Premium Fund’s Investment Management Agreement, the Stone Ridge All Asset Variance Risk Premium Sub Fund Ltd’s Investment Management Agreement, the Stone Ridge Bitcoin Strategy Fund’s Investment Management Agreement and the Stone Ridge Bitcoin Strategy Sub Fund Ltd’s Investment Management Agreement, the Stone Ridge LifeX Income Open-End Funds Investment Management Agreement and the Stone Ridge LifeX Inflation-Protected Income Open-End Funds Investment Management Agreement, the Stone Ridge Longevity Income ETFs’, the Stone Ridge Inflation-Protected Longevity Income ETFs’, and the Stone Ridge Durable Income ETF’s Investment Management Agreement, each incorporated herein by reference, contain provisions limiting the liability, and providing for indemnification, of Stone Ridge and its personnel under certain circumstances.

The Registrant’s Trustees and officers are insured under a standard investment company errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their official capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Item 30, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Adviser

Stone Ridge is a Delaware limited liability company that offers investment management services and is a registered investment adviser. Stone Ridge’s offices are located at One Vanderbilt Avenue, 65th Floor, New York, NY 10017. Information as to the officers and directors of Stone Ridge is included in its current Form ADV (File No. 801-77228) filed with the SEC, and the text of Schedule A of Stone Ridge’s current Form ADV is incorporated herein by reference.

Item 32.	Principal Underwriter

(a)

Foreside Global Services, LLC acts as the distributor for the series of the Registrant (other than the Stone Ridge Longevity Income ETFs, the Stone Ridge Inflation-Protected Longevity Income ETFs and the Stone Ridge Durable Income ETF).

Foreside Financial Services, LLC acts as the distributor for the Stone Ridge Longevity Income ETFs, the Stone Ridge Inflation-Protected Longevity Income ETFs, and the Stone Ridge Durable Income ETF and the following investment companies: 13D Activist Fund, Series of Northern Lights Fund Trust, 2nd Vote Funds, AAMA Equity Fund, Series of Asset Management Fund, AAMA Income Fund, Series of Asset Management Fund, Advisers Investment Trust, AG Twin Brook Capital Income Fund, AltShares Trust, American Beacon AHL Trend ETF, Series of American Beacon Select Funds, American Beacon GLG Natural Resources ETF, American Beacon Select Funds, Aristotle Funds Series Trust, Boston Trust Walden Funds (f/k/a The Boston Trust & Walden Funds), Bow River Capital Evergreen Fund, Constitution Capital Access Fund, LLC, Cook & Bynum Funds Trust, Datum One Series Trust, Diamond Hill Funds, Driehaus Mutual Funds, FMI Funds, Inc., Impax Funds Series Trust I (f/k/a Pax World Funds Series Trust I), Impax Funds Series Trust III (f/k/a Pax World Funds Series Trust III), Inspire 100 ETF, Series of Northern Lights Fund Trust IV, Inspire 500 ETF, Series of Northern Lights Fund Trust IV, Inspire Corporate Bond ETF, Series of Northern Lights Fund Trust IV, Inspire Fidelis Multi Factor ETF, Series of Northern Lights Fund Trust IV, Inspire Global Hope ETF, Series of Northern Lights Fund Trust IV, Inspire International ETF, Series of Northern Lights Fund Trust IV, Inspire Momentum ETF, Series of Northern Lights Fund Trust IV, Inspire Small/Mid Cap ETF, Series of Northern Lights Fund Trust IV, Inspire Tactical Balanced ETF, Series of the Northern Lights Fund Trust IV, Macquarie Energy Transition ETF, Series of Macquarie ETF Trust, Macquarie Global Listed Infrastructure ETF, Series of Macquarie ETF Trust, Macquarie Tax-Free USA Short Term ETF, Series of Macquarie ETF Trust, Macquarie Focused Large Growth ETF, Series of Macquarie ETF Trust, Meketa Infrastructure Fund, Nomura Alternative Income Fund, PPM Funds, Praxis Mutual Funds, Primark Meketa Private Equity Investments Fund, SA Funds – Investment Trust, Sequoia Fund, Inc., Simplify Exchange Traded Funds, Siren ETF Trust, Tactical Dividend and Momentum Fund, Series of Two Roads Shared Trust, TCW ETF Trust, Zacks Trust.

(b)	To the best of the Registrant’s knowledge, the directors and executive officers of Foreside Global Services, LLC are as follows:

Name and Principal Business Address*	Position and Offices with Foreside Global Services LLC	Position and Offices with Registrant
Teresa Cowan	President/Manager	None
Chris Lanza	Vice President	None
Kate Macchia	Vice President	None
Jennifer A. Brunner	Vice President and Chief Compliance Officer	None
Kelly B. Whetstone	Secretary	None
Susan L. LaFond	Treasurer	None
Weston Sommers	Financial and Operations Principal and Chief Financial Officer	None

Item 32.	Principal Underwriter

* The principal business address for each of the above directors and executive officers is Three Canal Plaza, Suite 100, Portland, ME 04101.

To the best of the Registrant’s knowledge, the directors and executive officers of Foreside Financial Services, LLC are as follows:

Name and Principal Business Address*	Position and Offices with Foreside Financial Services LLC	Position and Offices with Registrant
Teresa Cowan	President/Manager	None
Chris Lanza	Vice President	None
Kate Macchia	Vice President	None
Jennifer A. Brunner	Vice President and Chief Compliance Officer	None
Kelly B. Whetstone	Secretary	None
Susan L. LaFond	Treasurer	None
Weston Sommers	Financial and Operations Principal and Chief Financial Officer	None

*The principal business address for each of the above directors and executive officers is Three Canal Plaza, Suite 100, Portland, ME 04101.

(c)

The following table sets forth the commissions and other compensation received, directly or indirectly, from the Stone Ridge Durable Income ETF during the last fiscal year by the principal underwriter who is not an affiliated person of the Stone Ridge Durable Income ETF.

(1) Name of Principal Underwriter	(2) Net Underwriting Discounts and Commission	(3) Compensation on Redemption and Repurchases	(4) Brokerage Commissions	(5) Other Compensation
Foreside Global Services, LLC	None	None	None	None
Foreside Financial Services, LLC	None	None	None	None

Item 33.	Location of Accounts and Records

(a)	All accounts, books and other documents required by Rule 31(a) under the Investment Company Act of 1940, as amended, are maintained at the offices, as applicable, of:

	(1)	Stone Ridge Trust One Vanderbilt Avenue, 65th Floor New York, NY 10017

	(2)	Stone Ridge Asset Management LLC One Vanderbilt Avenue, 65th Floor New York, NY 10017

	(3)	U.S. Bank N.A. 1555 N. Rivercenter Drive, Suite 302 Milwaukee, Wisconsin 53212

Item 33.	Location of Accounts and Records

	(4)	U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, Wisconsin 53202

	(5)	Simpson Thacher & Bartlett LLP 900 G Street, NW Washington, DC 20001

	(6)	Foreside Global Services, LLC Three Canal Plaza Suite 100 Portland, ME 04101

	(7)	Foreside Financial Services, LLC Three Canal Plaza Suite 100 Portland, ME 04101

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement of Stone Ridge Trust to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 27th day of September, 2024.

STONE RIDGE TRUST

By:	/s/Maura Keselowsky
Maura Keselowsky, Treasurer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Trustee, President (Principal Executive Officer)	September 27, 2024
Ross Stevens

/s/Maura Keselowsky	Treasurer (Principal Financial Officer)	September 27, 2024
Maura Keselowsky

*	Trustee	September 27, 2024
Daniel Charney

*	Trustee	September 27, 2024
Jeffery Ekberg

* Power of Attorney

*By:	/s/Lauren D. Macioce
Lauren D. Macioce
Attorney in Fact

INDEX TO EXHIBITS

(d)(18)	Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the Stone Ridge Longevity Income ETFs and Stone Ridge Inflation-Protected Longevity Income ETFs, dated as of July 17, 2024